Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended April 30, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--May 7, 2009--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended April 30, 2009.

Net sales for the quarter ended April 30, 2009, of $200.1 million, increased $5.1 million, or 2.6%, as compared with the quarter ended April 30, 2008. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 4.6% for the quarter ended April 30, 2009. Though same store sales were impacted by Circuit City’s liquidation sale during the quarter, the Company believes it increased its consumer electronics and appliance market share. The expected market share gains are evidenced by the increase in total television unit sales of 34.5% and increase in total appliance sales, as compared to the same period in the prior year. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for June 4, 2009. The following table presents the makeup and changes in net sales for the quarter:

	Quarter ended April 30,
	2009	% of Total	2008	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$78,537	39.2%	$73,799	37.8%	$4,738	6.4%
Home appliances	57,112	28.5%	55,184	28.3%	1,928	3.5%
Track	21,409	10.7%	23,086	11.8%	(1,677)	-7.3%
Furniture and mattresses	19,061	9.5%	17,713	9.1%	1,348	7.6%
Other	8,696	4.4%	10,129	5.2%	(1,433)	-14.1%
Total product sales	184,815	92.3%	179,911	92.2%	4,904	2.7%

Service maintenance agreement commissions	9,790	4.9%	9,970	5.1%	(180)	-1.8%
Service revenues	5,544	2.8%	5,192	2.7%	352	6.8%
Total net sales	$200,149	100.0%	$195,073	100.0%	$5,076	2.6%

The following is a summary of the key items impacting net sales during the quarter:

  The consumer electronics category showed continued growth driven by flat-panel televisions, led by LCD and plasma televisions, partially offset by declines in average selling prices and projection television unit sales,
  The home appliance category grew during the quarter, though the appliance market in general showed continued weakness, as the Company focused on improving its performance in this category and benefited in the markets directly impacted by Hurricane Ike,
  Track sales declines were largely due to lower computer, digital camera, camcorder and portable audio sales, partially offset by higher DVD player and accessory sales,
  The increase in furniture and mattresses sales were driven by expanded brand offerings and improved in-store displays,
  The decrease in other product sales was due primarily to lower lawn and garden equipment sales,
  The service maintenance agreement commissions decrease was due in part to a reduced percentage of sales being financed on the Company’s in-house credit programs, and seven stores opened since February 1, 2008, contributed to the increase in Total net sales.

The Company will host a conference call and audio webcast on Thursday, June 4, 2009, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-440-5803 or 719-325-4891.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing equity or debt markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K to be filed later today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn's, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3359